Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter 2017 Results and Provides Operational Update

HOUSTON, TX — May 8, 2017 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $306.3 million, or $0.69 per basic and diluted share for the first quarter of 2017, compared to a net loss of $46.6 million, or $0.11 per basic and diluted share, for the first quarter of 2016. The increase in net loss is mainly associated with the write off of Shenandoah well costs and increased interest expense related to Cobalt’s December 2016 and January 2017 debt exchanges.

As of March 31, 2017, cash, cash equivalents, short term investments and restricted cash were approximately $770.4 million. This includes $250 million of Angolan sale proceeds received pursuant to the purchase and sale agreement with Sonangol, but excludes $159.2 million in receivables owed to us by Sonangol.

We expect capital expenditures to be approximately $250 million in 2017, which excludes general and administrative expenses and interest expense. Of this amount, approximately $119 million has been spent as of March 31, 2017; however, given that drilling activities have been completed at Shenandoah and Anchor, and are nearing completion at North Platte, cash outlays are expected to significantly decrease for the remainder of 2017. Total 2017 cash outlays are currently expected to be between $550 million and $600 million, of which approximately $196 million has been spent as of March 31, 2017.

Operational Update

In the deepwater Gulf of Mexico, drilling operations continued at Cobalt’s North Platte field. After successfully drilling the North Platte #4 appraisal well on the eastern flank of the field and encountering approximately 650 feet of net oil pay, in March 2017, Cobalt drilled the North Platte #4 first sidetrack wellbore to further analyze the extent of the eastern flank of the field. The sidetrack wellbore targeted a down dip location 1.2 miles away from the appraisal well and encountered thick, continuous Wilcox reservoir sands. The sidetrack well found both oil-filled and wet sands and was helpful in building an understanding of the oil water contact on the eastern flank. A second sidetrack was then drilled approximately one–half mile away and updip from the first sidetrack wellbore and encountered high quality Wilcox reservoirs that were oil-filled to base. Cobalt is currently conducting a bypass for core operation.

Regarding the Anchor Unit, Cobalt previously announced the successful drilling of the Anchor #4 appraisal well in the first quarter, which encountered approximately 800 feet of net oil pay and confirmed high quality reservoir sands high on structure. In addition, Cobalt owns a 100% working interest in two leases that are immediately south of the current Anchor Unit, with terms currently set to expire in February 2018. Cobalt has reached a verbal understanding in principle with Chevron and the other owners of the Anchor Unit to petition the government to expand the Anchor Unit to include these leases, which Cobalt believes will lead to an optimized development plan and maximize oil recovery from the Anchor Unit. Subject to definitive documentation and regulatory approval, Cobalt will have a 20% working interest in a revised Anchor Unit and thereby preserve the value of the two leases.

As part of its first quarter financials, the operator of Shenandoah expensed all of its capitalized costs associated with Shenandoah and disclosed that it had “currently suspended further appraisal activities.” As a result of this disclosure, Cobalt has determined that Shenandoah is not making sufficient progress and that accounting requirements therefore require Cobalt to expense all of its capitalized costs associated with Shenandoah at this time. This has resulted in the company expensing $232.8 million of suspended exploratory well costs related to Shenandoah. The impairment is not associated with, nor is it indicative of, what Cobalt believes to be the intrinsic or fair market value of the Shenandoah discovery. Cobalt is currently in the preliminary stages of working with its partners to understand the operator’s intentions with respect to Shenandoah and is evaluating multiple ways to progress efforts at Shenandoah.

With regard to Angola, Cobalt previously announced that, in March 2017, Cobalt submitted a Notice of Dispute to Sonangol E.P. pursuant to the Purchase and Sale Agreement executed in August 2015 (“Agreement”) for the sale by Cobalt to Sonangol E.P. of the entire issued and outstanding share capital of Cobalt’s indirect wholly–owned subsidiaries, CIE Angola Block 20 Ltd. and CIE Angola Block 21 Ltd., which respectively hold Cobalt’s 40% working interest in each of Block 20 and Block 21 offshore Angola. Subsequently, Cobalt filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) against Sonangol E.P. for breach of the Agreement. Through this arbitration proceeding, Cobalt is requesting an award against Sonangol E.P. in excess of $2 billion dollars, plus applicable interest and costs. Cobalt also filed a separate RFA with the ICC against Sonangol P&P seeking recovery of over $174 million, plus applicable interest and costs, representing the joint interest receivable owed to Cobalt for operations on Block 21 offshore Angola. Unless resolved to Cobalt’s satisfaction, Cobalt intends to vigorously prosecute these claims in arbitration and seek all available remedies in law and equity.

Conference Call

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Cobalt’s first quarter 2017 results. Hosting the call will be Timothy J. Cutt, Chief Executive Officer, and David D. Powell, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers (412) 317-6671. The passcode for the replay is 13661511. The replay will be available until May 22, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended March 31,
	2017	2016
	(in thousands except per share data)

Oil, natural gas and natural gas liquids revenue	$9,867	$1,636

Operating costs and expenses
Seismic and exploration	7,019	6,063
Lease operating expense	2,698	956
Dry hole costs and impairments	237,105	(425)
General and administrative	18,926	28,456
Accretion expense	290	102
Depreciation and amortization	8,879	3,170

Total operating costs and expenses	274,917	38,322

Operating loss	(265,050)	(36,686)
Other (expense) income, net
Other income	1,845	4,375
Interest income	1,434	1,338
Interest expense	(44,484)	(15,642)

Total other expense, net	(41,205)	(9,929)

Net loss	$(306,255)	$(46,615)

Basic and diluted loss per share	$(0.69)	$(0.11)

Weighted average common shares outstanding	441,792	409,260

Consolidated Balance Sheet Information:

	March 31, 2017	December 31, 2016
	($ in thousands)
Cash and cash equivalents	$118,493	$613,534
Restricted cash	11,274	2,517
Short-term investments	640,642	340,418
Total current assets	975,920	1,147,191
Oil and natural gas properties	952,150	1,078,885
Total assets	1,932,110	2,230,478
Total current liabilities	520,133	533,954
Total long-term liabilities	2,555,902	2,537,858
Total stockholders’ equity (442,738,080 and 441,210,817 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively)	(1,143,925)	(841,334)
Total liabilities and stockholders’ equity	$1,932,110	$2,230,478

Consolidated Statement of Cash Flows Information:

	Three Months Ended March 31,
	2017	2016
	($ in thousands)
Net cash (used in) provided by:
Operating activities	$(65,448)	$21,917
Investing activities	(420,836)	21,929
Financing activities	—	—